Exhibit 99.1

FOR DISTRIBUTION

March 8, 2011

4:00 p.m. Eastern

Market Leader® Delivers 15% Quarterly Revenue Growth

KIRKLAND, Wash. – March 8, 2011 – Market Leader, Inc. (NASDAQ: LEDR) today announced results for the quarter and year ended December 31, 2010.

Fourth Quarter Financial Highlights:

•

Revenue of $6.8 million was up 15% over $6.0 million in the third quarter, reflecting continued growth of the company’s software-as-a-service based products, including the revenue contribution from a newly consolidated subsidiary

•	Net loss of $4.3 million compared to net loss of $3.4 million in the third quarter that included a $750,000 gain on valuation of investment in subsidiary

•	Adjusted EBITDA loss of $3.1 million compared to an adjusted EBITDA loss of $2.5 million in the third quarter, driven primarily by increased customer acquisition

“2010 was an inflection point for Market Leader with revenue growth that was driven by the continued success of our rapidly-growing, software-as-a-service based products,” said CEO, Ian Morris.

Powerful Software-as-a-Service Platform for the Entire Real Estate Industry

Market Leader’s core software-as-a-service platform now provides real estate agents, brokerage companies, and even entire franchise systems tools to help them grow and manage their real estate business.

This comprehensive platform enables real estate professionals to create and operate their websites, including complete MLS integration; generate traffic and leads; manage and engage with their prospects and clients; and design, create, and manage all of their marketing campaigns. All of this is provided on one seamlessly integrated, easy-to-use business system.

Market Leader’s platform also provides franchise networks and leading brokerage companies with the ability to create exclusive, customer-branded business solutions that can also be integrated with third party applications.

Keller Williams Signs the Largest Deal in Market Leader History

On January 10, 2011, Market Leader announced that it was selected by Keller Williams Realty International, the nation’s third-largest real estate franchisor, to provide a franchise-wide real estate marketing and business platform under a five year agreement that represents the largest deal in the company’s history.

In February, Market Leader successfully fulfilled the first phase of this agreement by making its platform available to nearly 80,000 Keller Williams agents across the United States and Canada. As a result, Market Leader significantly increased its user base and its ability to upsell premium software and services in the future.

During a four-day franchise event last month, more than 2,000 Keller Williams agents signed up for a promotional offer for the company’s Market Leader Professional Edition product, a new premium offering for real estate agents. This strong response validates the company’s confidence in its ability to generate high margin revenue from premium offerings. This revenue coupled with the guaranteed payments set out in the agreement is expected to significantly contribute to revenue growth starting in the second half of 2011.

Record Signings of New High Value Broker and Team Customers

Market Leader had record signings in the fourth quarter of more than two hundred new broker and team customers.

While initial revenue from these offers only partially offsets the cost of customer acquisition, the experience with similar customers acquired during 2009 and 2010 validates the company’s investment to acquire these high value customers.

Successful Mobile Software-as-a-Service Company Acquired

Market Leader announced in January 2011 the acquisition of KWKLY, LLC (“kwkly”) — a mobile software-as-a-service lead generation platform that provides home buyers with real-time access to property information on their mobile phones, while at the same time connecting real estate professional companies and their agents with those home buyers. Kwkly has grown rapidly and is now being used by some of the real estate industry’s largest and most prominent brokerage companies including

RE/MAX, Long & Foster Real Estate, Inc., Baird & Warner, Century 21, Prudential, Intero Real Estate and more.

Business Outlook

Market Leader expects to build upon its four quarters of consecutive revenue growth with continued quarterly revenue growth throughout 2011.

The company believes that this revenue growth, as well as an increasing shift to high-margin software-as-a-service revenue, will lead to significantly diminished adjusted EBITDA losses in the second half of 2011.

Conference Call

The company will host a conference call and live Webcast to discuss fourth quarter and 2010 results on Tuesday, March 8, 2011 at 4:30 p.m. Eastern time. To listen to the live conference call, please dial (719) 325-2158. A live Webcast of the call will be available from the Investor Relations section of the company’s Web site at http://www.investor.marketleader.com. An audio replay of the call will also be available to investors beginning on March 8 at 7:30 PM Eastern time and ending on March 12 at 7:30 PM Eastern time by dialing (719) 457-0820 and entering the passcode 1095120#.

Forward-Looking Statements

This release contains forward-looking statements relating to the company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the company’s actual results include its ability to retain and increase its customer base, to continue to grow revenues from the company’s software-as-a-service products, to continue to maintain current customer retention levels, to maintain conversion rates of customers acquired through promotional offers, to respond to competitive threats and real estate market conditions, to manage lead generation and other costs, to develop new products, and to expand into new lines of business. Please refer to the company’s most recent Form 10-K filed with the Securities and Exchange Commission for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of today’s date and the company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non-GAAP Measure

Adjusted EBITDA is a non-GAAP financial measure provided as a complement to results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. Our use of the term “Adjusted EBITDA” refers to a financial measure defined as earnings or loss before net interest, income taxes, depreciation, amortization, equity in loss of an unconsolidated subsidiary, gain on valuation of investment in subsidiary and stock-based compensation. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate operating performance. See below for a reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA.

Market Leader, Inc.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months ended			Twelve months ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net loss attributable to Market Leader	$(4,297)	$(3,409)	$1,438	$(14,283)	$(7,371)
Adjustments
Interest income and expenses, net	(35)	(40)	(42)	(202)	(241)
Net loss attributable to noncontrolling interest	(79)			(79)	—
Gain on valuation of investment in subsidiary	—	(750)	—	(750)	—
Equity in (income) loss of unconsolidated subsidiary	—	63	(8)	254	244
Depreciation and amortization of property and equipment	593	646	661	2,522	2,837
Amortization of acquired intangible assets	334	480	479	1,772	1,922
Stock-based compensation	382	476	479	1,805	2,363
Income tax (benefit) expense	3	3	(4,788)	10	(4,782)

Adjusted EBITDA	$(3,099)	$(2,531)	$(1,781)	$(8,951)	$(5,028)

About Market Leader, Inc.

Market Leader (NASDAQ: LEDR) provides real estate professionals with innovative marketing and technology solutions that enable them to grow and manage their business. Founded in 1999 by a second-generation real estate agent, Market Leader provides real estate agents, agent teams, and brokerage companies with subscription-based real estate marketing software and advertising products that enable them to generate a steady stream of prospects, as well as the tools and training they need to convert these prospects into clients.

With a long history of innovation, Market Leader pioneered online lead generation for real estate professionals a decade ago and today is the leading marketing partner to the real estate industry. The company also provides consumers with free access to the information and tools they need throughout the home buying and selling process, such as determining house values by address, and providing access to real estate listings, through its national consumer real estate sites. These websites enable Market Leader to provide its customers with access to millions of future home buyers and sellers while providing these consumers with free access to the information they seek throughout the home buying and selling process.

For more information on Market Leader visit www.MarketLeader.com.

Investor Contact:

Mark Lamb

Director of Investor Relations

Market Leader, Inc.

425.952.5801

markl@marketleader.com

Press Contact:

Matt Heinz

Heinz Marketing for Market Leader, Inc.

877.291.0006

matt@heinzmarketing.com

Market Leader, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Revenues	$6,844	$5,643	$24,430	$23,935
Expenses:
Sales and marketing (1)	7,588	5,084	23,908	19,297
Technology and product development (1)	1,288	1,255	5,358	5,114
General and administrative (1)	1,449	1,564	5,920	6,915
Depreciation and amortization of property and equipment	593	661	2,522	2,837
Amortization of acquired intangible assets	334	479	1,772	1,922

Total expenses	11,252	9,043	39,480	36,085

Loss from operations	(4,408)	(3,400)	(15,050)	(12,150)
Gain on valuation of investment in subsidiary	—	—	750	—
Equity in (income) loss of unconsolidated subsidiary	—	8	(254)	(244)
Interest income and expenses, net	35	42	202	241

Loss before income tax expense	(4,373)	(3,350)	(14,352)	(12,153)
Income tax (benefit) expense	3	(4,788)	10	(4,782)

Net loss	(4,376)	1,438	(14,362)	(7,371)
Net loss attributable to noncontrolling interest	(79)	—	(79)	—

Net income (loss) attributable to Market Leader	$(4,297)	$1,438	$(14,283)	$(7,371)

Net income (loss) per share attributable to Market Leader - basic and diluted:	$(0.17)	$0.06	$(0.58)	$(0.30)

Number of shares used in per share calculations	24,823	24,767	24,661	24,189

(1) Stock-based compensation is included in the expense line items above in the following amounts:

	2010	2009	2010	2009
Sales and marketing	$158	$137	$529	$714
Technology and product development	30	39	193	109
General and administrative	194	303	1,083	1,540

	$382	$479	$1,805	$2,363

Market Leader, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$16,687	$25,434
Short-term investments	28,628	25,999
Trade accounts receivable, net of allowance of $12 and $29	30	39
Income tax receivable	—	4,920
Prepaid expenses and other current assets	1,249	918

Total current assets	46,594	57,310
Property and equipment, net of accumulated depreciation of $17,047 and $14,433	3,856	4,472
Goodwill	954	—
Intangible assets, net of accumulated amortization of $8,199 and $6,427	2,326	2,265
Investment in unconsolidated subsidiary	—	340

Total assets	$53,730	$64,387

Liabilities, Shareholders’ Equity and Noncontrolling Interest
Current liabilities:
Accounts payable	$1,157	$916
Accrued compensation and benefits	1,809	1,494
Accrued expenses and other current liabilities	1,175	812
Deferred rent, current portion	214	214
Deferred revenue	517	405

Total current liabilities	4,872	3,841
Deferred rent, less current portion	527	753

Total liabilities	5,399	4,594
Shareholders’ equity and noncontrolling interest:
Preferred stock, par value $0.001 per share, stated at amounts paid in; authorized 30,000,000 shares; none issued and outstanding	—	—
Common stock, par value $0.001 per share, stated at amounts paid in; authorized 120,000,000 shares; issued and outstanding 24,873,120 and 24,409,431 shares at December 31, 2010 and 2009, respectively	71,889	70,220
Accumulated deficit	(24,710)	(10,427)

Total Market Leader, Inc. shareholders’ equity	47,179	59,793
Noncontrolling interest in subsidiary	1,152	—

Total shareholders’ equity	48,331	59,793

Total liabilities, shareholders’ equity and noncontrolling interest	$53,730	$64,387

Market Leader, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Twelve months ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(14,362)	$(7,371)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	2,522	2,837
Amortization of acquired intangible assets	1,772	1,922
Stock-based compensation	1,805	2,363
Gain on valuation of investment in subsidiary	(750)	—
Equity in loss of unconsolidated subsidiary	254	244
Changes in certain assets and liabilities
Trade accounts receivable	26	40
Income tax receivable	4,918	(4,918)
Prepaid expenses and other current assets	(318)	560
Other noncurrent assets	43	—
Accounts payable	35	130
Accrued compensation and benefits	172	(273)
Accrued expenses and other current liabilities	413	(278)
Deferred rent	(226)	375
Deferred revenue	101	31

Net cash used in operating activities	(3,595)	(4,338)

Cash flows from investing activities:
Purchases of short-term investments	(40,107)	(41,169)
Sales of short-term investments	37,528	26,200
Purchases of property and equipment	(1,933)	(2,569)
Investment in ActiveRain, net of cash acquired	(394)	—
Payments related to the Realty Generator acquisition	—	(155)

Net cash used in investing activities	(4,906)	(17,693)

Cash flows from financing activities:
Payment of taxes due upon vesting of restricted stock	(343)	(275)
Proceeds from exercises of stock options	97	72

Net cash used in financing activities	(246)	(203)

Net decrease in cash and cash equivalents	(8,747)	(22,234)

Cash and cash equivalents at beginning of period	25,434	47,668

Cash and cash equivalents at end of period	$16,687	$25,434